ABM REPORTS SECOND QUARTER FISCAL 2023 RESULTS

•
Grew revenue 4.5% to $2.0 billion, including 2.3% organic growth
•
Net income of $51.9 million and GAAP EPS of $0.78, a year-over-year increase of 6.5% and 8.3%, respectively
•
Adjusted EBITDA of $137.0 million, up 15.2%, year-over-year
•
Adjusted EPS of $0.90, up 1% year-over-year

NEW YORK, NY - June 6, 2023 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced financial results for the second quarter of fiscal 2023.

“Our team’s focus on delivering exceptional service, controlling costs, and passing through price increases was key to generating our second quarter results”, said Scott Salmirs, ABM’s President & Chief Executive Officer. “Our revenue growth was driven by the RavenVolt acquisition, and also derived from our diversified end-markets, including favorable market dynamics in Aviation, Education and Manufacturing & Distribution.”

Mr. Salmirs continued, “We remain on target to achieve our 2023 financial goals, despite a more challenging than anticipated macro-environment, including a soft commercial real estate market. I am proud that our results are well above pre-pandemic levels, reflecting our resilient business model, improved operational efficiency and a more dynamic service mix, all of which we believe will be enhanced over time through our ELEVATE initiatives. As we move forward, I am confident that our team will continue to drive growth, execute on our strategy and build value for our shareholders as we work tirelessly to achieve our longer-term goals.”

Second Quarter Fiscal 2023 Results

For the second quarter of fiscal 2023, the Company reported revenue of $2.0 billion, up 4.5% over the prior year period, comprised of 2.3% organic growth, including $12.6 million of revenue recognized from parking project work completed in prior periods, and 2.2% growth from acquisitions. In all, revenue growth consisted of 22% organic growth in Aviation, driven by healthy travel markets and the parking project. Education organic revenue grew 6% on the strength of new accounts which came online late last year, and Manufacturing & Distribution grew 5% organically, driven by gains in the eCommerce, logistics and semiconductor markets. Technical Solutions (“ATS”) revenue increased 15%, reflecting the RavenVolt acquisition. On an organic basis, ATS revenue declined 6% primarily due to the timing of large projects in our backlog and program rollouts. Business & Industry (“B&I”) revenue declined 1% in total, comprised of acquisition growth of 1%, offset by a 2% decline in organic growth. The decline in B&I organic growth was primarily due to less work orders, partially offset by price increases.

GAAP net income increased to $51.9 million, or $0.78 per diluted share, as compared to $48.8 million, or $0.72 per diluted share last year, reflecting increases of 6.5% and 8.3%, respectively. These increases were primarily due to higher Aviation segment income, and the benefits of cost controls and price increases, partially offset by higher interest expense, a decrease in higher-margin virus protection services and work orders, and higher direct and indirect costs, primarily for labor. Net income margin was 2.6% compared to 2.6% last year.

Adjusted net income was $60.2 million, or $0.90 per diluted share, compared to $60.2 million, or $0.89 per diluted share recorded in the second quarter of fiscal 2022. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Adjusted EBITDA for the second quarter increased 15.2% to $137.0 million. Adjusted EBITDA margin for the quarter improved to 7.2% versus 6.5% last year. The increases in adjusted EBITDA and adjusted EBITDA margin reflect the benefit of earnings attributable to the parking project, as well as cost controls and price increases, partially offset by changes in service mix and higher labor costs. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Strategic Update

During the second quarter, the Company continued to advance on its ELEVATE technology roadmap, including the initial deployment of its cloud-based enterprise resource planning system (“ERP”) and related boundary applications in its Education segment. The Company also extended the reach of its workforce productivity and optimization tool, which provides its operations teams with advanced analytics into productivity levels across their portfolios.

After the quarter closed, the Company announced its plan to build an Electrification Center near Atlanta, GA, which will support ABM’s position as a leader in electrification infrastructure turn-key solutions. The planned facility will house multiple solutions serving the eMobility, power resiliency and electrification sectors.

Liquidity & Capital Structure

The Company ended the quarter with total debt of $1,453.0 million, including $58.6 million in standby letters of credit, resulting in a total leverage ratio, as defined by the Company's credit facility of 2.6x. The Company had available liquidity of approximately $503.2 million, inclusive of cash and cash equivalents of $71.2 million.

Declaration of Quarterly Cash Dividend

The Company’s Board of Directors declared a cash dividend of $0.22 per common share payable on August 7, 2023 to shareholders of record on July 6, 2023. This will be the Company’s 229th consecutive quarterly cash dividend.

Fiscal 2023 Outlook

For full fiscal year 2023, the Company now expects GAAP EPS to be in the range of $2.52 to $2.72, compared to $2.43 to $2.63 previously. This revised outlook reflects a $0.09 EPS benefit from changes in items impacting comparability, primarily related to the fair value of contingent consideration. Excluding these items, the Company is reaffirming its prior outlook for adjusted EPS of $3.40 to $3.60. Adjusted EBITDA margin is now expected to be in the range of 6.5% to 6.8%, reflecting a ten basis point increase at the low-end of the prior forecast, and interest expense is now expected to be approximately $80 million, roughly $6 million higher than the high-end of the Company’s previous forecast.

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Tuesday, June 6, 2023, at 8:30 AM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 (domestic) or (412) 317-6671 (international) approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately two hours after the webcast through June 20, 2023, and can be accessed by dialing (844) 512-2921 and then entering ID #13738428. A replay link of the webcast will also be archived on the ABM website for 90 days.

About ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility solutions. A driving force for a cleaner, healthier, and more sustainable world, ABM provides essential services and forward-looking solutions that improve the spaces and places that matter most. From curbside to rooftop, ABM provides comprehensive facility services that includes janitorial, engineering, parking, electrical & lighting, energy solutions, HVAC & mechanical, landscape & turf, and mission critical solutions. ABM delivers these custom facility solutions to properties across a wide range of industries – from commercial office buildings to universities, airports, hospitals, data centers, manufacturing plants and distribution centers, entertainment venues and more. Founded in 1909, ABM serves over 20,000 clients, with annualized revenue approaching $8 billion and more than 100,000 team members in 350+ offices throughout the United States, United Kingdom and other international locations. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the

“Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: our success depends on our ability to gain profitable business despite competitive market pressures; our results of operations can be adversely affected by labor shortages, turnover, and labor cost increases; we may not be able to attract and retain qualified personnel and senior management we need to support our business; investments in and changes to our businesses, operating structure, financial reporting structure, or personnel relating to our ELEVATE strategy, including the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; our ability to preserve long-term client relationships is essential to our continued success; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; negative changes in general economic conditions, such as recessionary pressures, durable and non-durable goods pricing, changes in energy prices, or changes in consumer goods pricing, as well as potential declines in our clients’ office spaces, could reduce the demand for facility services and, as a result, reduce our earnings and adversely affect our financial condition; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; we are subject to extensive legal and regulatory requirements, which could limit our profitability by increasing the costs of legal and regulatory compliance; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; future increases in the level of our borrowings or in interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, pandemics, and terrorist attacks could disrupt our services; actions of activist investors could disrupt our business; and ongoing impacts of the COVID-19 pandemic may adversely affect our liquidity, capital resources, supply chain, operations and revenue. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and net income per diluted share as adjusted for items impacting comparability for the second quarter of fiscal years 2023 and 2022. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization, and excluding items impacting comparability (adjusted EBITDA) for the second quarter of fiscal years 2023 and 2022. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenue excluding management reimbursement. We cannot provide a reconciliation of forward-looking non-GAAP adjusted EBITDA margin measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. The Company has also presented Free Cash Flow which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

We round amounts to millions but calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

Contact:
Investor Relations:	Paul Goldberg
(212) 297-9721
ir@abm.com

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended April 30,
(in millions, except per share amounts)	2023	2022	Increase / (Decrease)
Revenues	$ 1,984.0	$ 1,897.8	4.5%
Operating expenses	1,715.2	1,648.3	4.1%
Selling, general and administrative expenses	156.6	156.8	(0.1) %
Amortization of intangible assets	19.5	17.6	10.7%
Operating profit	92.7	75.0	23.6%
Income from unconsolidated affiliates	0.6	0.6	17.5%
Interest expense	(21.1)	(7.8)	NM*
Income before income taxes	72.3	67.8	6.7%
Income tax provision	(20.4)	(19.0)	(7.3) %
Net income	$ 51.9	$ 48.8	6.5%
Net income per common share
Basic	$ 0.78	$ 0.73	6.8%
Diluted	0.78	$ 0.72	8.3%
Weighted-average common and common equivalent shares outstanding
Basic	66.4	67.2
Diluted	66.7	67.5
Dividends declared per common share	$ 0.220	$ 0.195

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Six Months Ended April 30,
(in millions, except per share amounts)	2023	2022	Increase / (Decrease)
Revenues	$ 3,975.3	$ 3,834.1	3.7%
Operating expenses	3,465.0	3,307.9	4.7%
Selling, general and administrative expenses	307.2	309.9	(0.9) %
Amortization of intangible assets	39.0	35.2	10.9%
Operating profit	164.1	181.0	(9.3) %
Income from unconsolidated affiliates	1.7	1.0	66.3%
Interest expense	(40.9)	(14.1)	NM*
Income before income taxes	125.0	168.0	(25.6) %
Income tax provision	(34.5)	(43.2)	20.1%
Net income	$ 90.4	$ 124.8	(27.5) %
Net income per common share
Basic	$ 1.36	$ 1.85	(26.5) %
Diluted	1.35	$ 1.84	(26.6) %
Weighted-average common and common equivalent shares outstanding
Basic	66.4	67.5
Diluted	66.7	67.9
Dividends declared per common share	$ 0.220	$ 0.390

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended April 30,
(in millions)	2023	2022
Net cash provided by (used in) operating activities	$ 26.0	$ (43.9)
Additions to property, plant and equipment	(9.9)	(10.0)
Purchase of businesses, net of cash acquired	—	(56.7)
Other	0.3	3.6
Net cash used in investing activities	$ (9.6)	$ (63.1)
Proceeds from issuance of share-based compensation awards, net	0.7	0.8
Repurchases of common stock	—	(30.0)
Dividends paid	(14.5)	(13.0)
Borrowings from debt	311.0	245.1
Repayment of borrowings from debt	(312.1)	(80.7)
Changes in book cash overdrafts	(17.8)	(15.0)
Financing of energy savings performance contracts	0.1	4.0
Repayment of finance lease obligations	(0.7)	(0.4)
Net cash (used in) provided by financing activities	$ (33.4)	$ 110.9
Effect of exchange rate changes on cash and cash equivalents	0.4	(1.6)

(a) Net cash used in operating activities for the three months ended April 30, 2022 was unfavorably impacted by $143.8 million payment made for the Bucio settlement.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Six Months Ended April 30,
(in millions)	2023	2022
Net cash used in operating activities(a)	$ (45.0)	$ (137.5)
Additions to property, plant and equipment	(23.8)	(19.6)
Purchase of businesses, net of cash acquired	—	(56.7)
Other	1.6	0.9
Net cash used in investing activities	$ (22.2)	$ (75.5)
Taxes withheld from issuance of share-based compensation awards, net	(12.0)	(9.2)
Repurchases of common stock	—	(43.3)
Dividends paid	(29.0)	(26.2)
Borrowings from debt	575.5	720.6
Repayment of borrowings from debt	(459.8)	(437.3)
Changes in book cash overdrafts	(11.0)	(9.1)
Financing of energy savings performance contracts	0.5	6.6
Repayment of finance lease obligations	(1.5)	(1.0)
Net cash provided by financing activities	$ 62.8	$ 201.2
Effect of exchange rate changes on cash and cash equivalents	2.6	(2.2)

(a) The six months ended April 30, 2022 was unfavorably impacted by $143.8 million payment made for the Bucio settlement. The six months ended April 30, 2023 and 2022, was unfavorably impacted by a $66 million payment for deferred payroll taxes under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in millions)	April 30, 2023	October 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$ 71.2	$ 73.0
Trade accounts receivable, net of allowances	1,345.1	1,278.7
Costs incurred in excess of amounts billed	102.8	75.8
Prepaid expenses	110.8	82.1
Other current assets	63.1	51.6
Total current assets	1,693.0	1,561.2
Other investments	14.4	14.5
Property, plant and equipment, net of accumulated depreciation	126.1	125.4
Right-of-use assets	111.7	115.2
Other intangible assets, net of accumulated amortization	340.8	378.5
Goodwill	2,494.3	2,485.6
Other noncurrent assets	152.5	188.5
Total assets	$ 4,932.9	$ 4,868.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, net	$ 31.5	$ 181.5
Trade accounts payable	263.6	315.5
Accrued compensation	207.7	246.6
Accrued taxes—other than income	50.6	124.7
Insurance claims	182.1	171.4
Income taxes payable	6.7	6.6
Current portion of lease liabilities	32.6	30.3
Other accrued liabilities	334.7	276.5
Total current liabilities	1,109.5	1,353.2
Long-term debt, net	1,352.5	1,086.3
Long-term lease liabilities	98.0	104.5
Deferred income tax liability, net	88.8	89.7
Noncurrent insurance claims	402.7	387.7
Other noncurrent liabilities	94.2	126.0
Noncurrent income taxes payable	4.3	4.2
Total liabilities	3,150.1	3,151.7
Total stockholders’ equity	1,782.8	1,717.2
Total liabilities and stockholders’ equity	$ 4,932.9	$ 4,868.9

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended April 30,		Increase/ (Decrease)
(in millions)	2023	2022
Revenues
Business & Industry	$ 998.5	$ 1,003.6	(0.5) %
Manufacturing & Distribution	373.2	356.9	4.5%
Education	216.7	204.4	6.0%
Aviation	227.2	185.9	22.2%
Technical Solutions	168.4	147.0	14.6%
Total Revenues	$ 1,984.0	$ 1,897.8	4.5%
Operating profit
Business & Industry	$ 76.2	$ 76.7	(0.6) %
Manufacturing & Distribution	40.8	41.9	(2.7) %
Education	11.8	11.7	0.3%
Aviation	23.6	9.6	NM*
Technical Solutions	10.2	10.6	(3.8) %
Government Services	—	(0.3)	NM*
Corporate	(69.2)	(74.5)	7.1%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(0.6)	(0.6)	17.5%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	—	(0.2)	NM*
Total operating profit	92.7	75.0	23.6%
Income from unconsolidated affiliates	0.6	0.6	17.5%
Interest expense	(21.1)	(7.8)	NM*
Income before income taxes	72.3	67.8	6.7%
Income tax provision	(20.4)	(19.0)	(7.3) %
Net income	$ 51.9	$ 48.8	6.5%

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Six Months Ended April 30,		Increase/ (Decrease)
(in millions)	2023	2022
Revenues
Business & Industry	$ 2,035.0	$ 2,033.1	0.1%
Manufacturing & Distribution	753.7	716.0	5.3%
Education	431.6	410.1	5.2%
Aviation	439.5	386.1	13.8%
Technical Solutions	315.5	288.8	9.3%
Total Revenues	$ 3,975.3	$ 3,834.1	3.7%
Operating profit
Business & Industry	$ 152.2	$ 160.0	(4.9) %
Manufacturing & Distribution	81.7	82.5	(1.0) %
Education	23.6	24.3	(3.1) %
Aviation	31.9	18.5	72.4%
Technical Solutions(1)	17.4	27.4	(36.7) %
Government Services	—	(0.3)	NM*
Corporate	(140.8)	(130.3)	(8.0) %
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(1.7)	(1.0)	(66.3) %
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.1)	(0.2)	16.5%
Total operating profit	164.1	181.0	(9.3) %
Income from unconsolidated affiliates	1.7	1.0	66.3%
Interest expense	(40.9)	(14.1)	NM*
Income before income taxes	125.0	168.0	(25.6) %
Income tax provision	(34.5)	(43.2)	20.1%
Net income	$ 90.4	$ 124.8	(27.5) %

*Not meaningful (due to variance greater than or equal to +/-100%)

(1) 2022 includes a $7.7 million gain on the sale of certain healthcare customer contracts.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in millions, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2023	2022	2023	2022
Reconciliation of Net Income to Adjusted Net Income
Net income	$ 51.9	$ 48.8	$ 90.4	$ 124.8
Items impacting comparability(a)
Prior year self-insurance adjustment(b)	3.5	(3.5)	3.5	(28.7)
Legal costs and other settlements	—	1.2	—	3.2
Acquisition and integration related costs(c)	4.7	1.1	7.2	9.4
Transformation initiative costs(d)	13.3	17.0	30.6	28.5
Sale of healthcare customer contracts(e)	—	—	—	(7.7)
Change in fair value of contingent consideration(f)	(8.4)	—	(8.4)	—
Total items impacting comparability	13.1	15.8	32.8	4.6
Income tax benefit (g)(h)	(4.8)	(4.4)	(10.3)	(4.9)
Items impacting comparability, net of taxes	8.3	11.4	22.5	(0.3)
Adjusted net income	$ 60.2	$ 60.2	$ 112.9	$ 124.5

	Three Months Ended April 30,		Six Months Ended April 30,
	2023	2022	2023	2022
Reconciliation of Net Income to Adjusted EBITDA
Net income	$ 51.9	$ 48.8	$ 90.4	$ 124.8
Items impacting comparability	13.1	15.8	32.8	4.6
Income tax provision	20.4	19.0	34.5	43.2
Interest expense	21.1	7.8	40.9	14.1
Depreciation and amortization	30.6	27.5	61.1	55.1
Adjusted EBITDA	$ 137.0	$ 118.9	$ 259.7	$ 241.9

Net income margin as a % of revenues	2.6%	2.6%	2.3%	3.3%

	Three Months Ended April 30,		Six Months Ended April 30,
	2023	2022	2023	2022
Revenues Excluding Management Reimbursement
Revenues	$ 1,984.0	$ 1,897.8	$ 3,975.3	$ 3,834.1
Management reimbursement	(73.5)	(66.4)	(146.0)	$ (131.3)
Revenues excluding management reimbursement	$ 1,910.5	$ 1,831.4	$ 3,829.3	$ 3,702.8

Adjusted EBITDA margin as a % of revenues excluding management reimbursement	7.2%	6.5%	6.8%	6.5%

	Three Months Ended April 30,		Six Months Ended April 30,
	2023	2022	2023	2022
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net income per diluted share	$ 0.78	$ 0.72	$ 1.35	$ 1.84
Items impacting comparability, net of taxes	0.12	0.17	0.34	—
Adjusted net income per diluted share	$ 0.90	$ 0.89	$ 1.69	$ 1.83
Diluted shares	66.7	67.5	66.7	67.9

	Three Months Ended April 30,		Six Months Ended April 30,
	2023	2022	2023	2022
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
Net cash provide by (used in) operating activities(i)	$ 26.0	$ (43.9)	$ (45.0)	$ (137.5)
Additions to property, plant and equipment	(9.9)	(10.0)	(23.8)	(19.6)
Free Cash Flow	$ 16.0	$ (53.9)	$ (68.8)	$ (157.1)

(a)The Company adjusts income to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) Represents the net adjustments to our self-insurance reserve for general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years. Management believes these prior period reserve changes do not illustrate the performance of the Company’s normal ongoing operations given the current year's insurance expense is estimated by management in conjunction with the Company's outside actuary to take into consideration past history and current costs and regulatory trends. Once the Company develops its best estimate of insurance expense premiums for the year, the Company fully allocates such costs out to the business leaders to hold them accountable for the current year costs within operations. However, since these prior period reserve changes relate to claims that could date back many years, current management has limited ability to influence the ultimate development of the prior year changes. Accordingly, including the prior period reserve changes in the Company's current operational results would not depict how the business is run as the Company holds its management accountable for the current year’s operational performance. The Company believes the exclusion of the self-insurance adjustment from net income is useful to investors by enabling them to better assess our operating performance in the context of current year profitability. For the three and six months ended April 30, 2023, our self-insured medical and dental insurance claims related to prior period increased by $3.5 million. For the three and six months ended April 30, 2022, our self-insurance general liability, workers’ compensation, and automobile insurance claims related to prior period accident years decreased by $3.5 million and $28.7 million respectively.

(c) Represents acquisition and integration related costs primarily associated with Able acquisition.

(d) Represents discrete transformational costs that primarily consists of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(e) Represents a $7.7 million gain on the sale of certain healthcare customer contracts.

(f) Represents an adjustment to the estimate of the fair value of the contingent consideration associated with the RavenVolt acquisition.

(g) The Company's tax impact is calculated using the federal and state statutory rate of 28.11% for FY2023 and FY 2022. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(h) The three and six months ended April 30, 2023, include the tax impact of non-taxable change in the fair value of contingent consideration related to RavenVolt. The six months ended April 30, 2022, includes a tax benefit of $3.6M related to the expiring statute of limitations.

(i) The three and six months ended April 30, 2022, include a $143.8 million payment made for the Bucio settlement. The six months ended April 30, 2023 and 2022, include a $66 million payment for deferred payroll taxes under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

2023 GUIDANCE

	Year Ending October 31, 2023
	Low Estimate	High Estimate
Reconciliation of Estimated Net Income per Diluted Share to Estimated Adjusted Net Income per Diluted Share
Net income per diluted share (a)	$ 2.52	$ 2.72
Transformation initiative costs (b)	0.55	0.55
Acquisition and integration related costs (c)	0.15	0.15
Other adjustments (d)	0.18	0.18
Adjusted net income per diluted share (a)	$ 3.40	$ 3.60

(a) With the exception of the 2023 Work Opportunity Tax Credits and anticipated excess tax benefits on stock-based awards, this guidance does not include any potential effects associated with certain other discrete tax items and other unrecognized tax benefits.

(b) Represents discrete transformational costs that primarily consists of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(c) Represents acquisition and integration related costs primarily associated with Able acquisition.

(d) Represents other contingencies that could include legal settlements, adjustments to self-insurance reserves pertaining to prior year's claims, gain on sale of certain assets and other unique items impacting comparability.